Exhibit 2

 IRREVOCABLE STOCK OPTION AGREEMENT

Irrevocable Stock Option Agreement (the "Agreement") dated August 1, 2014, by and between, [*] (the "Optionor"), and Capstone Financial Group, Inc. (the "Optionee").

WHEREAS, Optionor is the owner of [*] un-restricted registered shares (the "Optionor Stock") of common stock of MIRROR ME, INC., (or the "Company"); and

WHEREAS, Optionee wishes to buy the Optionor Stock from Optionor and Optionor wishes to convey the Optionor Stock to Optionee, ("the Option") all upon the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

I.	Purchase and Sale of the Optionor Stock.

1.1	Agreement to Option Optionor Stock. Subject to the terms and on the conditions hereinafter set forth, Optionor hereby agrees to provide Optionee the irrevocable right to acquire Optionor Stock for the aggregate consideration of [* $0.02 per share] (the "Purchase Price"), to be paid as follows:
a)	[* $0.015 per share] shall be paid in cash or company check or other reasonably acceptable method, current herewith, as consideration for the Option to acquire the Optionor Stock;
b)	[* $0.005 per share] shall be paid concurrent with the exercise of the Option.

1.2	Exercise of the Option and Closing of the Purchase. The exercise of the Option and the closing of the purchase and sale of the Optionor Stock (the "Closing") shall be deemed to take place at the offices of Optionee, on or before August 5, 2015, or at the earliest date of the completion of the events as set forth in the following sentence; however Optionee shall not to be allowed to exercise this Option prior in time to October 15, 2014. At the Closing: (i) Optionor will cause Optionor Stock to be delivered to Optionee in certificate form in the name of Optionee directly to: Capstone Financial Group, Inc., 2600 Michelson Dr., Suite 700, Irvine, California, 92612, or as otherwise directed by the Optionee; and (ii) upon receipt of the Optionor Stock, Optionee shall deliver to Optionor the Purchase Price, by company check, certified check, official bank check or wire transfer, as reasonably directed by Optionor's designee. At no time does Optionee intend the aggregate amount of shares of the Company common stock held by Optionee to exceed 4.99%.

[* Agreements on this form were entered into with holders of an aggregate of 174,860 (pre-split) shares.]

II.	Representations and Warranties of

Optionor hereby represents and warrants that:

2.1	Due Authorization. Optionor has all requisite legal capacity to execute, deliver and perform this Agreement and the transactions hereby contemplated. This Agreement constitutes a valid and binding agreement on the part of Optionor and is enforceable against Optionor in accordance with its terms.

2.2	No Consents; No Contravention. The execution, delivery and performance by Optionor of this Agreement (i) require no authorization, registration, consent, approval or action by or in respect of, or filings with, any governmental body, agency or official or other person (including but not limited to the Securities and Exchange Commission), and (ii) do not contravene, conflict with, result in a breach of or constitute a default under any material provision of applicable law or regulation, or of any material agreement to which Optionor is a party or by which he or the Optionor Stock is bound, or any judgment, order, decree or other instrument binding upon Optionor or the Optionor Stock.

2.3	Ownership; No Encumbrance. At the Closing, Optionor is the sole legal, record and beneficial owner of the Optionor Stock. Optionor has good and marketable title to the Optionor Stock and the Optionor Stock is and at Closing shall be free and clear of all liens, pledges, mortgages, charges, security interests or encumbrances of any kind or nature. The Optionor Stock is fully paid, free trading and may be sold by Optionee at any time in a market transaction. There are no outstanding options, warrants, or rights to purchase the Optionor Stock other than through this Agreement. This representation shall survive the Closing.

2.4	Optionor Acknowledgment. Optionor represents that Optionor is the original owner of the Optionor Stock, having acquired the stock pursuant to a Registration Statement filed with the Securities and Exchange Commission. Optionor acknowledges that Optionor is providing the Option on the Optionor Stockto Optionee with the knowledge that the Optionor Stock has a limited current market value and that Optionor acknowledges that Optionor has had an opportunity to review the Company's SEC filings, and discuss the status of the Company with its management, and based thereon understands that the value of the Optionor Stock may go up in value as a result of anticipated confidential information provided to Optionor. Optionor acknowledges that Optionor is selling the Optionor Stock under current market price, and under the price Optionor paid for the Optionor Stock. Optionor understands that Optionee may be purchasing stock from other shareholders of the Company, and has limited its purchases to no greater than 4.99% of the Company's issued and outstanding common shares. Optionee has set no time limit in which to acquire the other shares of Company stock being purchased by the Optionee, which shall not in the aggregate exceed 4.99%. Optionee is unaware as to how many shares the Optionee will acquire or how many shares Optionee will be able to acquire in the future.

2.5	Litigation. There are no investigations, actions, suits or proceedings, administrative or otherwise, threatened or pending that affects Optionor's rights to the Optionor Stock, the sale of the Optionor Stock itself or the Company.

2.6	Insolvency. Optionor is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against it in bankruptcy or reorganization in any state or federal court; nor has it committed any act of bankruptcy.

2.7	Broker Fee. Optionor and Optionee hereby represent and warrant that there has been no act or omission by Optionor or the Optionee which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transaction contemplated hereby.

III.	Representations and Warranties of

Optionee hereby represents and warrants that:

3.1	Due Authorization. Optionee has all requisite legal capacity to execute, deliver and perform this Agreement and the transactions hereby contemplated. This Agreement constitutes a valid and binding agreement on the part of Optionee and is enforceable against Optionee in accordance with its terms.

3.2	No Consents; No Contravention. The execution, delivery and performance by Optionee of this Agreement (i) require no authorization, consent, approval or action by or in respect of, or filings with, any governmental body, agency or official or other person and (ii) do not contravene, conflict with, result in a breach of or constitute a default under any material provision of applicable law or regulation, or of any material agreement to which Optionee is a party or by which he is bound, or any judgment, order, decree or other instrument binding upon Optionee.

3.3	Limitation of Purchases. The Optionee has represented to Optionor, Optionee's intention to acquire additional shares of the Company's common stock over various times, in amounts not to exceed 4.99% of the issued and outstanding common stock of the Company, in transactions directly with the original shareholders, in non-public transactions, at various prices, on a negotiated basis, at prices below current market valuations.

IV.	Optionor's Conditions to Closing.

4.1	Accuracy of Representations. Each of the representations and warranties of Optionee contained in Article III shall be true, complete and correct in all respects.

4.2	No Action to Restrain. No statute, rule, regulation, judgment, injunction, order or decree shall have been enacted, entered, promulgated, enforced or deemed applicable by any court of competent jurisdiction, arbitrator, government or governmental authority or agency, which statute, rule, regulation, judgment, injunction, order or decree shall be in effect and restrain, enjoin, prohibit or otherwise make illegal the consummation of the sale and purchase of the Optionor Stock contemplated by this Agreement.

V.	Optionee's Conditions to Closing.

5.1	Accuracy of Representations. Each of the representations and warranties of Optionor contained in Article II shall be true, complete and correct in all respects.

5.2	No Action to Restrain. No statute, rule, regulation, judgment, injunction, order or decree shall have been enacted, promulgated, enforced or deemed applicable by any court of competent jurisdiction, arbitrator, government or governmental authority or agency, which statute, rule, regulation, judgment, injunction, order or decree shall be in effect and restrain, enjoin, prohibit or otherwise make illegal the consummation of the sale and purchase of the Optionor Stock contemplated by this Agreement.

VI.	Miscellaneous.

6.1	Indemnification. Optionor shall indemnify, defend and hold harmless Optionee from and against any loss, liability, claim or damage (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorney's fees), whether or not involving a third-party claim, arising out of or in connection with the purchase of the Optionor Stock.

6.2	Binding Effect; Assignment. Except as provided to the contrary hereinabove, this Agreement shall apply to and shall be binding upon the parties hereto, their respective successors and assigns and all persons claiming by, through or under any of the aforesaid persons.

6.3	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

6.4	Amendment. This Agreement may not be amended or modified, except by a written instrument signed by the parties hereto.

6.5	Applicable Law. This agreement and all transactions contemplated in this Agreement shall be governed by, construed and enforced in accordance with the laws of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

6.6	Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

6.7	Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when received.

6.8	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.9	Assignability. This Agreement, and rights granted herein by Optionor, may be assigned by Optionee, at any time, without the approval of Optionor.

IN WITNESS WHEREOF, Optionor and Optionee have executed this Agreement as of the date set forth above.

OPTIONOR:

By:

Name:	/s/ [*]

Title:	Non-Affiliate

OPTIONEE:

Company:	Capstone Financial Group, Inc.

By:	/s/ Darin R. Pastor

Name:	Darin R. Pastor

Title:	CEO

Tax Id: